Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: January 29, 2010

CONTACT: John P. Olsen, CEO

Jill Feiler, President

Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports 2009 Results

Jill Feiler, Vice President and Secretary of Denmark Bancshares, Inc. ("DBI") and President of Denmark State Bank ("DSB"), which operates six offices in Brown and Manitowoc County, announced net income of $878,000, or $7.38 per share for the year ended December 31, 2009, down from $3,791,000 or $31.84 per share in 2008. Return on assets and return on equity for 2009 were 0.22% and 1.70% respectively, compared to 0.96% and 7.18%, respectively, for the same period one year ago.

The decrease in net income for 2009 was primarily due to an increase of $4.5 million in the provision for loan losses. DBI's annual provision for loan losses was $5.5 million in 2009 compared to $1 million during 2008. The ratio of allowance for loan losses to total loans was 2.10% at December 31, 2009, compared to 2.11% at December 31, 2008. "Management's focus during 2009 was to identify problem credits and work to clean up DSB's loan portfolio. The elevated provision expense recognized during the year is a result of these efforts," said Ms. Feiler. "Despite the significant emphasis on the loan portfolio and the expenses related to it, management was still able to improve our net interest spread in the continued low interest rate environment, pay dividends of $14.50 per share to our stockholders and post positive earnings."

Net charge-offs for 2009 totaled $5.6 million compared to net charge-offs of $514,655 in the prior year. DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 5.5% as of December 31, 2009, compared to 5.9% as of year-end 2008. DBI's recorded value of real estate acquired in satisfaction of loans was $1.7 million at the end 2009, as compared to $867,507 million at the prior year-end.

Net interest income for 2009 was $14.6 million compared to $14.5 million during 2008. Non interest income increased from $1.6 million in 2008 to $1.9 million during 2009 while non interest expense declined from $11 million in 2008 to $10.4 million for the current year. The decrease in non interest expense was primarily due to a reduction in write-downs and losses realized on the sale of real estate parcels acquired in satisfaction of loans as well as lower expenses related to salaries and employee benefits. Write downs of $312,716 were recognized during 2009 on two securities that were determined to be other-than-temporarily impaired.

As of December 31, 2009, DBI's leverage capital ratio remains strong with tier 1 capital to average assets ratio of 13.2% and total capital as percentage of risk-based assets ratio at 17.9% compared to 13.3% and 18.1%, respectively, as of December 31, 2008.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $408 million as of December 31, 2009.Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation. For more information about Denmark State Bank, visit www.denmarkstate.com.